Exhibit 10.8
TEXTRON

DEFERRED INCOME PLAN FOR TEXTRON EXECUTIVES ____________________ Effective January 1, 2008

Deferred Income Plan
for Textron Executives

Effective January 1, 2008

Introduction

Article I - Definitions

1.01	“Account”

1.02	“Beneficiary”

1.03	“Benefits Committee”

1.04	“Board”

1.05	“Change in Control”

1.06	“Deferred Income”

1.07	“Eligible Individual”

1.08	“Executive Plan”

1.09	“Interest”

1.10	“IRC”

1.11	“Key Executive Plan\

1.12	“Participant”

1.13	“Plan”

1.14	“Schedule A Participant”

1.15	“Schedule B Participant”

1.16	“Separation From Service”

1.17	“Textron”

1.18	“Textron Company”

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1.19	“Total Disability”

1.20	“Unforeseeable Emergency”

Article II - Enrollment and Deferrals

2.01	Initial Enrollment

2.02	Deferral Election

2.03	Deferral Election Requirements

2.04	Non-Elective Deferred Compensation

2.05	Changes in Deferral Elections

Article III - Investment Accounts

3.01	Investment Accounts

3.02	Moody’s Account

3.03	Stock Unit Account

3.04	Monthly Adjustments

3.05	Transfers and Distributions From Stock Unit Account

Article IV - Vesting

4.01	Elective Deferred Income and Automatic Deferred Income

4.02	Discretionary Deferred Income

4.03	Textron Company Contribution

4.04	Change in Control

4.05	Forfeiture of Non-Vested Amounts

Article V - Payments to Participants[INSERT PAGE NUMBER]

5.01	Separation From Service

5.02	Total Disability

5.03	Form of Payment

5.04	Distribution Elections

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5.05	Automatic Lump Sum Payments

5.06	Administrative Adjustments in Payment Date

5.07	Distribution Upon Unforeseeable Emergency

5.08	Distribution Upon Change in Control

5.09	Distributions Before July 25, 2007

Article VI - Payments to Beneficiaries

6.01	Designating a Beneficiary

6.02	Default Beneficiary

6.03	Beneficiary Who Is Not Legally Competent

6.04	Distributions Upon Death

Article VII - Unfunded Plan

7.01	No Plan Assets

7.02	Top-Hat Plan Status

Article VIII - Plan Administration

8.01	Plan Administrator’s Powers

8.02	Tax Withholding

8.03	Use of Third Parties to Assist with Plan Administration

8.04	Proof of Right to Receive Benefits

8.05	Claims Procedure

8.06	Enforcement Following a Change in Control

Article IX - Amendment and Termination

9.01	Amendment

9.02	Termination

9.03	Distributions Upon Plan Termination

Article X - Miscellaneous

Page iii

10.01	Use of Masculine or Feminine Pronouns

10.02	Transferability of Plan Benefits

10.03	Section 409A Compliance

10.04	Controlling State Law

10.05	No Right to Employment

10.06	Additional Conditions Imposed

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Deferred Income Plan
for Textron Executives

Effective January 1, 2008

Introduction

The Deferred Income Plan for Textron Executives (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement.  The Plan provides both elective and nonelective deferred compensation for designated executives of Textron and its affiliates.  The Plan is a continuation of the Deferred Income Plan for Textron Key Executives (the “Key Executive Plan”) and the Textron Inc. Deferred Income Plan for Executives (the “Executive Plan”).  These plans were combined to form the Plan effective January 1, 2008.

Appendix A and Appendix B of the Plan set forth the provisions of the Key Executive Plan and the Executive Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004.  Deferred compensation that was earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in this amount under Section 409A, is calculated and paid solely as provided in Appendix A or Appendix B, whichever is applicable, and is not subject to any other provisions of the Deferred Income Plan for Textron Executives.

Deferred compensation that was earned or vested after 2004 and before January 1, 2008, is subject to the provisions of IRC Section 409A.  This deferred compensation is paid exclusively as provided in the Deferred Income Plan for Textron Executives (not including any appendix to the Plan).  Although the provisions of the Deferred Income Plan for Textron Executives generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the Key Executive Plan or the Executive Plan are effective as of January 1, 2005.

Section 5.04(a) permits a Participant to make a special election before the end of 2007 to receive the Participant’s Account under one of the distribution options in Section 5.03.  Appendix A and Appendix B also permit a Participant to request a distribution option before the end of 2007 for the benefits payable under those Appendices.  These special election provisions are effective as of July 25, 2007, the date on which the Plan was adopted by the Board.

Article I - Definitions

In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01
“Account” means the bookkeeping entry used to record deferred income and earnings credited to a Participant under the Plan.  A Participant’s Account may be divided into sub-accounts, as determined by the Benefits Committee, to track earnings on different hypothetical investment funds.  All amounts credited to the Account shall be unfunded obligations of Textron: no assets shall be set aside or contributed to the Plan for the Participant’s benefit.  A Participant’s Account does not include deferred income that was earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amount under IRC Section 409A.  These amounts are calculated and paid solely as provided in Appendix A and Appendix B, as applicable.

1.02	“Beneficiary” means the person or persons entitled under this Plan to receive Plan benefits after a Participant’s death. A Participant’s estate may also be the Participant’s Beneficiary.

1.03	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.04	“Board” means the Board of Directors of Textron.

1.05	“Change in Control” means, for any Participant who was not an employee of a Textron Company on December 31, 2007:

(a)
any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”) and of IRC Section 409A) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially similar proportions as their ownership of Textron common stock

(1)
becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of stock of Textron that, together with other stock held by such person or group, possesses more than 50% of the combined voting power of Textron’s then-outstanding voting stock, or

(2)
acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership of stock of Textron possessing more than 30% of the combined voting power of Textron's then-outstanding stock, or

(3)
acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) all or substantially all of the total gross fair market value of all of the assets of Textron immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(b)
a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or

(c)
during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

Each of the events described above will be treated as a “Change in Control” only to the extent that it is a change in ownership, change in effective control, or change in the ownership of a substantial portion of Textron’s assets within the meaning of IRC Section 409A.

For any Participant who was an employee of a Textron Company on December 31, 2007, the definition set forth above in this Section 1.04 shall be used to determine whether an event is a “Change in Control” to the extent that the event would alter the time or form of payment of the Participant’s benefit.  To the extent that the event would cause any change in the Participant’s rights under the Plan that does not affect the status of the Participant’s benefit under IRC Section 409A (including, but not limited to, accelerated vesting of the Participant’s benefit or restrictions on amendments to the Plan), the definition set forth in Section 9.03 of Appendix A shall be used to determine whether the event is a “Change in Control.”

1.06
“Deferred Income” means any elective or non-elective deferred compensation credited to a Participant’s Account under this Plan.  A Participant’s Deferred Income may consist of some or all of the following amounts:

A.
Automatic Deferred Income:  A non-elective deferral of a performance share unit payout into a Schedule A Participant’s Stock Unit Account to meet required stock ownership levels established under the Stock Ownership Guideline Program for Textron Executives.

B.	Discretionary Deferred Income: A non-elective contribution made at Textron’s discretion to the Moody’s Account of a Schedule A or Schedule B Participant.

C.
Elective Deferred Income:  A deferral of eligible compensation made at the election of a Schedule A or Schedule B Participant and credited to the Moody’s Account, or (in the case of a Schedule A Participant) credited to the Stock Unit Account at the Participant’s direction.

D.
Textron Company Contribution:  A matching contribution allocated to a Schedule A Participant’s Stock Unit Account equal to 10% of any Elective Deferred Income the Schedule A Participant allocates to the Stock Unit Account.

1.07
“Eligible Individual” means a management or highly compensated employee of a Textron Company (a) who is a United States citizen or resident, (b) who is in a position designated by Textron as Band 1 or who is selected by Textron to participate in the Plan, and (c) whose annual base salary exceeds the indexed dollar limit in effect for the current year under IRC Section 414(q)(1)(B)(i).

1.08	“Executive Plan” means the Textron Inc. Deferred Income Plan for Executives, as in effect before January 1, 2008. The provisions of the Executive Plan are included in this Plan as Appendix B.

1.09	“Interest” means interest computed under Article III of this Plan.

1.10	“IRC” means the Internal Revenue Code of 1986, as amended. References to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

1.11	“Key Executive Plan” means the Deferred Income Plan for Textron Key Executives, as in effect before January 1, 2008. The provisions of the Key Executive Plan are included in this Plan as Appendix A.

1.12	“Participant” means a current Schedule A or Schedule B Participant, or a former Participant whose Account has not been forfeited or fully distributed.

1.13	“Plan” means this Deferred Income Plan for Textron Executives, as amended and restated from time to time.

1.14
“Schedule A Participant” means an Eligible Individual who is participating in the Plan pursuant to Article II, and who is in a position designated by Textron as a Band 1 position before the beginning of the calendar year.

1.15
“Schedule B Participant” means an Eligible Individual who is participating in the Plan pursuant to Article II, and who is either (a) an individual selected by Textron to participate in the Plan who is not in a Band 1 position before the beginning of the calendar year, or (b) an employee of a Textron Company who is not currently in an eligible position, but who made a deferral election under the Key Executive Plan or the Executive Plan in 2006.

1.16
 “Separation From Service” means a Participant’s termination of employment with all Textron Companies, other than by reason of death or Total Disability, that qualifies as a “separation from service” for purposes of IRC Section 409A.

1.17	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.18	“Textron Company” means Textron or any company controlled by or under common control with Textron within the meaning of IRC Section 414(b) or (c).

1.19
“Total Disability” means physical or mental incapacity of a Participant who is employed by a Textron Company on the disability date, if the incapacity (a) enables the Participant to receive disability benefits under the Federal Social Security Act, and (b) also qualifies as a “disability” for purposes of IRC Section 409A(a)(2)(C).

1.20	“Unforeseeable Emergency” means a severe financial hardship (within the meaning of IRC Section 409A) resulting from any of the following:

(a)	an illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent;

(b)
loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of natural disaster); or

(c)
other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant which are not covered by insurance and cannot reasonably be relieved by the liquidation of the Participant's assets (other than assets deferred hereunder).

Article II - Enrollment and Deferrals

2.01
Initial Enrollment.  An Eligible Individual shall complete the enrollment process established by Textron in order to become a Participant in the Plan.  The enrollment material shall designate the time and form of distribution for the Participant’s Account, designate the amount of Elective Deferred Income the Participant chooses to contribute and (if applicable) the portion allocated to each investment fund, and identify the Participant’s Beneficiary.

(a)
If the Eligible Individual was not previously eligible to participate in any other account-based elective deferred compensation arrangement of a Textron Company that is aggregated with this Plan pursuant to IRC

Section 409A, he may enroll in the Plan within thirty (30) days after he first becomes an Eligible Individual.  If the Eligible Individual does not complete his enrollment within the initial 30-day period, his enrollment shall not become effective until the beginning of the next calendar year.

(b)
If an Eligible Individual was previously eligible to participate in any other account-based elective deferred compensation arrangement of a Textron Company that is aggregated with this Plan pursuant to IRC Section 409A, he may enroll in the Plan at a time designated by Textron, but not later than December 31 of the year in which he first becomes an Eligible Individual, and his enrollment shall not become effective until the beginning of the next calendar year.

2.02	Deferral Election. Subject to the requirements set forth in Section 2.03, a Participant may elect to defer the following amounts under the Plan:

(a)
Schedule A Participants:  A Schedule A Participant may elect to defer up to 80% of annual incentive compensation under an annual incentive compensation plan sponsored by Textron; up to 80% of any cash distribution (other than a distribution upon exercise of an option or stock appreciation right) under a shareholder-approved long term incentive plan of Textron; and up to 80% of any other form of compensation irrevocably designated in writing by the Benefits Committee, before the election deadline for the calendar year in which the compensation is earned, as being eligible for deferral under the Plan.  In addition, a Schedule A Participant may elect to defer up to 80% of base salary in his initial year of participation in the Plan, and may elect to defer up to 25% of base salary in any subsequent year of participation.

(b)
Schedule B Participants:  A Schedule B Participant may elect to defer up to 80% of annual incentive compensation under an annual incentive compensation plan sponsored by Textron, and up to 80% of any cash distribution (other than a distribution upon exercise of an option or stock appreciation right) under a shareholder-approved long term incentive plan of Textron.  In addition, a Schedule B Participant may elect to defer up to 80% of any other cash bonus under a cash bonus program that is irrevocably designated in writing by the CEO, before the election deadline for the calendar year in which the bonus is earned, as being eligible for deferral under the Plan.

(c)	No Deferral of Gain Under Stock Rights. In no event may a Participant defer cash or stock payable upon exercise of a stock option or stock appreciation right.

2.03	Deferral Election Requirements. Any deferral election under the Plan shall be subject to the following requirements:

(a)
Initial Deferral Election.  Except in the case of a timely election to defer “performance-based compensation” pursuant to subsection (b), below, a Participant’s initial deferral election under Section 2.01(a) shall apply only to compensation paid for services to be performed after the election is made.  Except as provided in subsection (b), for a bonus or other compensation earned over a specified performance period that commenced before the date of the election, the total compensation shall be multiplied by the ratio of the number of days remaining in the performance period after the election to the total number of days in the performance period, and the resulting portion of the compensation shall be eligible for deferral pursuant to the Participant’s initial deferral election.

(b)
Election Deadlines.  All deferral elections shall be made at a time and in a form designated by Textron.  Except as provided in Section 2.05, a deferral election shall become irrevocable at the election deadline established by Textron.

(1)
General Election Deadline.  Textron may establish deadlines that are permissible under IRC Section 409A for any type of compensation that is eligible for deferral under the Plan.  If no other deadline applies, the deadline for a deferral election shall be not later than December 31 of the year preceding the year for which the services are performed for which the right to the compensation arises.

(2)
Performance-Based Compensation.  The deadline for any election to defer compensation that is “performance-based compensation” within the meaning of IRC Section 409A shall be not later than six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date when the performance criteria are established through the date when the election is made, and provided further that the compensation has not become readily ascertainable at the time of the election.

(3)
Forfeitable Rights.  If a Participant has a legally binding right to a payment in a subsequent year, and the Participant must perform services for at least 12 months in order to avoid forfeiture of the payment, the election deadline shall not be later than the 30th day after the Participant acquires a legally binding right to the payment, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse for a reason other than death, Total

Disability, or Change in Control (and a deferral election made under this paragraph shall not be effective if the forfeiture condition lapses for death, Total Disability, or Change in Control less than 12 months after the date of the election).

(c)	Minimum Deferrals. A Participant may not elect to defer an amount less than $5,000 for any year.

(d)
Change in Participation Level.  A Participant’s status as a Schedule A Participant or a Schedule B Participant shall be determined at the deferral election deadline for any type of compensation.  If a Participant’s status changes, the Participant’s deferral election shall not be affected by the change in status until the next deferral election deadline.

(e)
Renewal of Elections.  A Schedule A Participant’s election to defer base salary under the Plan shall be effective only with respect to base salary earned in the calendar year (or portion of a year, in case of an initial deferral election) immediately following the election deadline, and any other deferral election under the Plan shall be effective only with respect to the particular bonus, award, or other compensation for which the deferral election is made.  The Participant must make a new deferral election before the applicable deadline in order to defer compensation earned in a subsequent period.  A Participant who fails to make a valid deferral election on or before the applicable deadline shall be deemed to have elected not to defer any compensation to which the deadline applies.

2.04	Non-Elective Deferred Compensation. In addition to any Elective Deferred Income, a Participant’s Account may be credited with the following types of non-elective Deferred Income:

(a)
Automatic Deferred Income.  A Schedule A Participant’s performance share unit payout shall automatically be deferred into the Participant’s Stock Unit Account to the extent necessary to meet required stock ownership levels established under the Stock Ownership Guideline Program for Textron Executives.  The amount of Automatic Deferred Income for any year shall be based on the Schedule A Participant’s required ownership level and actual or deemed stock ownership at the election deadline that would apply under IRC Section 409A to an elective deferral of the Schedule A Participant’s performance share units, and the amount of the Automatic Deferred Income shall not be altered by any change after the election deadline in the Schedule A Participant’s required ownership level or actual or deemed stock ownership.

(b)
Discretionary Deferred Income.  A Schedule A or Schedule B Participant may receive additional contributions made at the discretion of the Organization and Compensation Committee of the Board, for Schedule A Participants who are executive officers of Textron, and at the discretion of the Benefits Committee, for all other Participants.  The document authorizing the discretionary contribution shall specify the vesting schedule, if any, that applies to the discretionary contribution.  Any discretionary contribution shall be allocated solely to a Participant’s Moody’s Account.

(c)
Textron Company Contribution.  A Schedule A Participant shall receive matching contribution in the Participant’s Stock Unit Account equal to 10% of any Elective Deferred Income the Schedule A Participant allocates initially to the Stock Unit Account.

2.05
Changes in Deferral Elections.  A Participant may change his deferral election prospectively by filing a new deferral election form before the election deadline established by Textron in accordance with IRC Section 409A, or by failing to file a deferral election by the election deadline (which will be deemed to be an election not to defer for the subsequent period).  A Participant’s deferral election shall be cancelled automatically in the following circumstances, effective with the first payroll period following the event that causes the cancellation, and the Participant may not make a new deferral election before the next deferral election deadline:

(a)
Financial Hardship.  The Participant receives a distribution on account of financial hardship of elective deferrals under the Textron Savings Plan or any other IRC Section 401(k) plan maintained by a Textron Company, or receives a distribution under this Plan on account of an Unforeseeable Financial Emergency.

(b)	Total Disability. The Participant incurs a Total Disability.

Article III - Investment Accounts

3.01
Investment Accounts.  For recordkeeping purposes, Textron shall maintain a Moody’s Account and (in the case of a Schedule A Participant) a Stock Unit Account, as necessary, to credit hypothetical investment gains and losses to a Participant’s Account.  A Schedule A Participant may direct the extent to which his Elective Deferred Income (other than deferrals of base salary) is allocated initially to the Moody’s Account or the Stock Unit Account.  Any deferrals of base salary or Discretionary Deferred Income of a Schedule A Participant shall be allocated automatically to the Moody’s Account; any Automatic Deferred Income or Textron Company Contribution of a Schedule A Participant shall be allocated automatically to the Stock Unit Account.  All deferrals of a Schedule B Participant shall be allocated automatically to the Moody’s Account.

3.02
Moody’s Account.  The Moody’s Account shall earn interest at a monthly interest rate that is one twelfth of the average for the calendar month of the Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee.  Interest shall be credited on the last day of each calendar month on the average daily balance of the Moody’s Account during the month.

3.03	Stock Unit Account.

(a)
The Stock Unit Account shall consist of phantom shares of Textron common stock.  The number of stock units credited to a Schedule A Participant’s Stock Unit Account as a result of the Automatic Deferred Income or the deferral of annual incentive compensation or performance share units shall be determined using the same methodology approved by the Organization and Compensation Committee of the Board for payment of performance share units.  The number of stock units credited to a Participant’s Stock Unit Account as a result of any other elective or non-elective contribution in cash shall be determined by dividing the amount of Deferred Income credited on the last day of a calendar month by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the credit is made.

(b)
Textron shall credit additional stock units to a Participant’s Stock Unit Account to reflect dividend equivalents attributable to the stock units that were credited to the Participant’s Stock Unit Account on the record date.  The number of additional stock units shall be determined by dividing the dividend amount by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the record date occurs.

(c)
The number of stock units credited to a Participant’s Stock Unit Account shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend, or similar increase or decrease affecting Textron common stock, as if the stock units were actual shares of Textron common stock.

(d)	All distributions from the Stock Unit Account shall be made in cash. No Textron common stock shall be distributed from the Plan in any circumstance.

3.04
Monthly Adjustments.  A Participant’s Moody’s Account and Stock Unit Account shall be adjusted on the last day of each calendar month to reflect additional Deferred Income credited to the Account, distributions from the Account, and investment gains or losses allocated to the Account.

3.05
Transfers and Distributions From Stock Unit Account.  A Participant who has Separated From Service may elect to transfer all or part of his Stock Unit Account in cash to his Moody’s Account.  The Participant may elect a transfer once each calendar month, in 5% increments (with a minimum transfer of 10% of the Stock Unit Account), effective as of the first calendar day of the month following the minimum notice of three business days.  The cash value transferred will be determined by multiplying (a) the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for the ten trading days immediately following the month in which the election to transfer was made, times (b) the number of whole and fractional vested stock units credited to the Participant’s Stock Unit Account on the last day of the calendar month preceding the transfer, times (c) the percentage being transferred.  The same methodology shall be used to determine the amount of any cash distribution from the Participant’s Stock Unit Account.

Article IV - Vesting

4.01	Elective Deferred Income and Automatic Deferred Income. A Participant’s Elective Deferred Income and Automatic Deferred Income shall always be 100% vested.

4.02
Discretionary Deferred Income.  Except as provided in Section 4.04, a Participant’s Discretionary Deferred Income shall vest according to the schedule established when the Discretionary Deferred Income is credited to the Participant’s Account.

4.03
Textron Company Contribution.  Except as provided in Section 4.04, a Participant’s Textron Company Contribution, and any dividend equivalents associated with the Textron Company Contribution, shall vest as follows:

(a)
50% of the Textron Company Contribution and associated dividend equivalents shall vest on December 31 of the calendar year in which the Elective Deferred Income would have been paid to the Participant if he had not made a deferral election, but only if the Participant does not have a Separation From Service before that December 31; and

(b)
the remaining 50% of the Textron Company Contribution and associated dividend equivalents shall vest on the following December 31, but only if the Participant does not have a Separation From Service before that December 31.

(c)
Any Textron Company Contribution and associated dividend equivalents that have not vested pursuant to subsections (a) and (b), above, shall become 100% vested if the Participant’s employment with all Textron Companies ends as a result of the Participant’s death or Total Disability, or the Participant’s voluntary retirement after reaching one or more of the following milestones: (i) age 55 with ten or more years of Textron service; (ii) age 60, or (iii) 20 or more years of Textron service.

4.04	Change in Control. In the event of a Change in Control, a Participant’s Account shall become 100% vested.

4.05	Forfeiture of Non-Vested Amounts. Any portion of the Participant’s Account that is not vested at the time of the Participant’s Separation From Service shall be forfeited.

Article V - Payments to Participants

5.01
Separation From Service.  Upon a Participant’s Separation From Service, the distribution of the Participant’s Account shall commence (or, in the case of a lump sum distribution, shall be made) on the later of (a) the last business day of January following the calendar year of the Participant’s Separation From Service, or (b) the last business day of the seventh month following the Participant’s Separation From Service.

5.02
Total Disability.  The distribution of a Participant’s Account upon Total Disability shall commence (or, in the case of a lump sum distribution, shall be made) on the later of (a) the last business day of January following the calendar year of the Participant’s Total Disability, or (b) the last business day that is at least 60 days after the date of the Participant’s Total Disability.

5.03
Form of Payment.  Subject to Section 5.05 (automatic lump-sum distributions), below, the distribution of a Participant’s Account upon Separation From Service or Total Disability shall be made in one or a combination of the following forms:

(a)	A lump sum.

(b)
Annual installments over a period not exceeding 15 years (or the Participant’s life expectancy, if less), calculated each year by dividing the Participant’s unpaid account balance as of January 1 of that year by the remaining number of unpaid installments.  Installment payments shall be made ratably from the Participant’s Moody’s Account and Stock Unit Account.

5.04	Distribution Elections.

(a)
A Participant may make a special election during 2007 to receive the Participant’s Account under one or a combination of the distribution options in Section 5.03.  The Participant may not make a new election under this paragraph if the election would accelerate payment of the Participant’s benefit into the year of the new election, or if the new election would postpone a distribution that otherwise would be made in 2007.  An election under this paragraph shall be made in the manner prescribed by the Plan Administrator, and the Plan Administrator may impose conditions in addition to those described in this subsection (a); but the election shall not be required to comply with the requirements of subsection (c), below (concerning changes in payment elections).

(b)
Any Participant whose Account is first credited with Deferred Income after 2007 must make a distribution election at the time of the Participant’s enrollment in the Plan.  The Participant’s initial distribution election, and any change in the Participant’s distribution election under subsection (c), below, shall apply to the Participant’s entire Account, including future Deferred Income credited to the Account.  If the Participant elects to receive part of his Account as a lump sum and part in installments, the Participant must designate what portion of his Account will be distributed in each form of payment.  If a Participant does not make a valid distribution election at the time of his initial enrollment, the Participant shall be deemed to have elected a lump sum payment of his entire Account.

(c)	After 2007, a Participant may change the form of payment he previously elected for his Account once (but only once). The Participant’s new payment election must satisfy the following requirements:

(1)
the new election must be made at least twelve months before the date when payment of the Account would otherwise commence (and the new election shall be ineffective if a subsequent event causes the original payment date to fall within the 12-month period); and

(2)	the new election must defer the date on which payment of the Account will commence by at least five years from the commencement date applicable to the Participant’s previous election.

5.05	Automatic Lump Sum Payments.

(a)
Cash-Out of Small Accounts.  If the value of a Participant’s Account at the time of his Separation From Service or Total Disability is $100,000 or less, the Participant’s Account shall be paid in a lump sum, even if the Participant elected to receive installments.

(b)
Participants Who Terminate Before Retirement Eligibility.  A Participant who first participated in the Plan after 2007 shall be paid in a lump sum (even if the Participant elected to receive installments) if the Participant’s Separation From Service or Total Disability occurs before the earliest of the following dates: (1) the date on which the Participant reaches at least age 55 and completes at least 10 years of service; (2) the date on which the Participant reaches at least age 35 and completes at least 20 years of service; and (3) the date on which the Participant reaches age 60.  In the case of a Participant who first participated in the Plan before 2008, the automatic lump-sum distribution described in the preceding sentence shall apply to Deferred Income that was credited to a Participant’s Account while the Participant was a Schedule B Participant, and any associated investment gains or losses, but shall not apply to Deferred Income that was credited to a Participant’s Account while the Participant was a Schedule A Participant, or to any associated investment gains or losses.

5.06
Administrative Adjustments in Payment Date.  A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan, provided that the payment is not made earlier than six months after the Participant’s Separation From Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 5.06.

5.07
Distribution Upon Unforeseeable Emergency.  If a Participant incurs a severe financial hardship as a result of an Unforeseeable Emergency, the Participant may request a distribution from his vested Account of an amount that does not exceed the sum of (a) the amount necessary to satisfy the emergency and (b) the amount necessary to pay taxes or penalties reasonably anticipated as a result of the distribution.  The amount necessary to satisfy the emergency and to pay the related taxes or penalties shall be determined after taking into account the extent to which the financial hardship is or may be relieved through cancellation of the Participant’s deferral election pursuant to Section 2.05(a); through reimbursement or compensation by insurance or otherwise; or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The Benefits Committee may, in its sole discretion, grant or deny a request for a distribution upon an Unforeseeable Emergency.

5.08
Distribution Upon Change in Control.  Subject to the following sentence, if a Change in Control also qualifies as a “change in control” under IRC Section 409A, the Participant’s Account shall be paid in a lump sum in cash on the first business day of the month following the Change in Control.  If a Participant’s Separation From Service occurred before the Change in Control, the lump sum payment under this Section 5.08 shall not be made earlier than six months after the Participant’s Separation From Service.

5.09
Distributions Before January 1, 2008.  Distributions after 2004 and before the effective date of the Plan were made in good faith compliance with IRC Section 409A and Internal Revenue Service guidance interpreting IRC Section 409A.

Article VI - Payments to Beneficiaries

6.01
Designating a Beneficiary.  A Participant may designate one or more Beneficiaries to receive the Participant’s Account after his death.  The designation shall be made in writing on a form provided by Textron, and shall be subject to any requirements or conditions Textron imposes.  The Participant may change the Beneficiary designation at any time before the earlier of the Participant’s death or the complete distribution of the Participant’s Account.  If a Participant’s Account is community property, any designation of a Beneficiary shall be valid or effective only as permitted under applicable law.  Any valid Beneficiary designation, and any valid change in a previous Beneficiary designation, shall become effective when Textron receives and accepts the Beneficiary designation form.  The most recent valid Beneficiary designation in effect at the time of the Participant’s death shall supersede any previous Beneficiary designation.

6.02
Default Beneficiary.  In the absence of an effective Beneficiary designation, or if all persons so designated have predeceased the Participant, the Participant’s Account shall be paid to the Participant’s surviving spouse.  If there is no surviving spouse, the Participant’s Account shall be paid to the Participant’s natural and adopted children and their descendants per stirpes or, if there are no natural or adopted children or their descendants, to the Participant’s estate.

6.03
Beneficiary Who Is Not Legally Competent.  If a Participant’s Beneficiary is a minor, a person who has been declared incompetent, or a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay the Participant’s Account to the guardian, legal representative, or person having the care and custody of such Beneficiary.  The Benefits Committee may require proof of incompetency, minority, incapacity, or guardianship as it deems appropriate prior to distribution of the Account. Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such Beneficiary’s interest in the Account.

6.04
Distributions Upon Death.  If a Participant dies before his Account has been fully distributed, any amount remaining in his Account at his death shall be paid to his Beneficiary in a lump sum on the first business day of the month following his death.  If a Beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum on the first business day of January 2008.

Article VII - Unfunded Plan

7.01
No Plan Assets.  Benefits provided under this Plan are unfunded obligations of Textron.  Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If  Textron elects to purchase individual policies of insurance on one or more of the

Participants to help finance its obligations under this Plan, such individual policies and the proceeds of the policies shall at all times remain the sole property of Textron and neither the Participants whose lives are insured not their Beneficiaries shall have any ownership rights in such policies of insurance.

7.02
Top-Hat Plan Status.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Article VIII - Plan Administration

8.01
Plan Administrator’s Powers.  Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 8.05, any actions by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.  Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan.

8.02
Tax Withholding.  Textron may withhold from benefits paid under this Plan any taxes or other amounts required by law to be withheld.  Textron may deduct from the undistributed portion of a Participant’s benefit any employment tax that Textron reasonably determines to be due with respect to the benefit under the Federal Insurance Contributions Act (FICA), and an amount sufficient to pay the income tax withholding related to such FICA tax.  Alternatively, Textron may require the Participant or Beneficiary to remit to Textron or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s benefit.  The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to any benefit under this Plan.  In no event shall Textron or any employee or agent of Textron be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

8.03
Use of Third Parties to Assist with Plan Administration.  Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan.  Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert.  All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

8.04	Proof of Right to Receive Benefits. Textron may require proof of death or Total Disability of any Participant and evidence of the right of any person to receive any Plan benefit.

8.05
Claims Procedure.  A Participant or Beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 8.05 as a “Claimant”) may file a written request with the Benefits Committee setting forth the claim.  The Benefits Committee shall consider and resolve the claim as set forth below.

(a)
Time for Response.  Upon receipt of a claim, the Benefits Committee shall advise the Claimant that a response will be forthcoming within 90 days.  The Benefits Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Benefits Committee shall respond to the claim within the specified period.

(b)
Denial.  If the claim is denied in whole or part, the Benefits Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)
Request for Review.  Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Benefits Committee review the determination.  The Claimant or his duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Benefits Committee.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)
Review of Initial Determination.  Within 60 days after the Benefits Committee receives a request for review, it will review the initial determination.  If special circumstances require that the 60-day time period be extended, the Benefits Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)
Decision on Review.  All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, shall including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

8.06
Enforcement Following a Change in Control.  If, after a Change in Control, any claim is made or any litigation is brought by a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in Section 1.05 shall be liable, jointly and severally, to reimburse the Participant or Beneficiary for the Participant’s or Beneficiary’s reasonable attorney’s fees and costs incurred during the Participant’s or Beneficiary’s lifetime in pursuing any such claim or litigation, and to pay prejudgment interest at the Prime Rate as quoted in the Money Rates section of The Wall Street Journal on any money award or judgment obtained by the Participant or Beneficiary, payable at the same time as the underlying award or judgment.  Any reimbursement pursuant to the preceding sentence shall be paid to the Participant no earlier than six months after the Participant’s Separation From Service, and shall be paid to the Participant or Beneficiary no later than the end of the calendar year following the year in which the expense was incurred.  The reimbursement shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.

Article IX - Amendment and Termination

9.01
Amendment.  Subject to subsections (a) and (b), below, the Board or its designee shall have the right to amend, modify, or suspend this Plan at any time by written resolution or other formal action reflected in writing.  Subject to subsections (a) and (b), below, the Management Committee of Textron or its designee also shall have the right to amend, modify, or suspend any provisions of this Plan, by written resolution or other formal action reflected in writing, with respect to any Participant who is not a member of the Management Committee or a Key Executive.

(a)	No amendment, modification, or suspension shall reduce the amount credited to a Participant’s Account immediately before the effective date of the amendment, modification, or suspension.

(b)	Following a Change in Control, no amendment, modification, or suspension shall be made that directly or indirectly reduces any right or benefit provided upon a Change in Control.

9.02
Termination.  The Board or its designee shall have the right to terminate this Plan at any time before a Change in Control by written resolution.  No termination of the Plan shall reduce a Participant’s Account immediately before the effective date of the termination.

9.03
Distributions Upon Plan Termination.  Upon the termination of the Plan by the Board with respect to all Participants, and termination of all arrangements sponsored by any Textron Company that would be aggregated with the Plan under IRC Section 409A, Textron shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s vested Account in a lump sum, to the extent permitted under IRC Section 409A.  All payments that may be made pursuant to this Section 9.03 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan.  Textron may not accelerate payments pursuant to this Section 9.03 if the termination of the Plan is proximate to a downturn in Textron’s financial health.  If Textron exercises its discretion to accelerate payments under this Section 9.03, it shall not adopt any new arrangement that would have been aggregated with the Plan under IRC Section 409A within three years following the date of the Plan’s termination.

Article X - Miscellaneous

10.01
Use of Masculine or Feminine Pronouns.  Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

10.02	Transferability of Plan Benefits.

(a)
Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum.

(b)
Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of the Benefits Committee, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

10.03
Section 409A Compliance.  The Plan is intended to comply with IRC Section 409A and should be interpreted accordingly.  Any distribution election that would not comply with IRC Section 409A is not effective.  To the extent that a provision of this Plan does not comply with IRC Section 409A, such provision shall be void and without effect.  Textron does not warrant that the Plan will comply with IRC Section 409A with respect to any Participant or with respect to any payment, however.  In no event shall any Textron Company; any director, officer, or employee of a Textron Company; or any member of the Benefits Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of IRC Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

10.04	Controlling State Law. This Plan shall be construed in accordance with the laws of the State of Delaware.

10.05
No Right to Employment.  Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant of continued employment at any Textron Company.

10.06
Additional Conditions Imposed.  Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable.  The Chief Executive Officer, the Chief Human Resources Officer, and members of the Benefits Committee may participate in this Plan.

TEXTRON

DEFERRED INCOME PLAN
FOR TEXTRON EXECUTIVES
____________________________
APPENDIX A
____________________________
Provisions of the
 Deferred Income Plan for
Textron Key Executives
(As in effect before January 1, 2008)

  Deferred Income Plan
              for Textron Executives
        Appendix A — Key Executive Plan

Introduction

Article I—Definitions

Article II—Participation and Deferred Income

Article III—Participant’s Accounts, Interest, and Earnings

Article IV—Benefits

Article V—Payment of Benefits

Article VI—Beneficiaries

Article VII—Unfunded Plan

Article VIII—Plan Administration

Article IX—Miscellaneous

Page i
Deferred Income Plan
for Textron Executives
Appendix A — Key Executive Plan

Introduction

Before January 1, 2008, the Deferred Income Plan for Textron Key Executives (the “Key Executive Plan”) and the Textron Inc. Deferred Income Plan for Executives (the “Executive Plan”) were separate nonqualified deferred compensation plans, each of which provided both elective and nonelective deferred compensation for designated executives of Textron and its affiliates.  The Key Executive Plan and the Executive Plan were combined effective January 1, 2008, to form the Deferred Income Plan for Textron Executives.

A.	Key Executive Protected Benefits
(Earned and Vested Before 2005)

The portion of Appendix A that follows this Introduction sets forth the provisions of the Key Executive Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004, with certain modifications imposing additional restrictions on distributions and changing provisions for measuring investment returns.  Key Executives’ deferred compensation that was earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increases that are permitted to be included in this amount under Section 409A (“Key Executive Protected Benefits”), are calculated and paid solely as provided in Appendix A, and are not subject to any other provisions of the Deferred Income Plan for Textron Executives.

The Key Executive Protected Benefits are not intended to be subject to IRC Section 409A.  No amendment to this Appendix A that would constitute a “material modification” for purposes of IRC Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Key Executive Protected Benefits to become subject to IRC Section 409A.  Although the Key Executive Protected Benefits are not intended to be subject to IRC Section 409A, no Textron Company (nor any director, officer, or other representative of a Textron Company) shall be liable for any adverse tax consequence suffered by a Participant or Beneficiary if a Key Executive Protected Benefit becomes subject to IRC Section 409A.

B.	Benefits Subject To Section 409A
(Earned or Vested From 2005 Through 2007)

Deferred compensation earned by Key Executives after 2004, and deferred compensation that became vested after 2004, are subject to the provisions of IRC Section 409A.  To the extent that these benefits were earned under the Key Executive Plan before January 1, 2008, the benefits shall be calculated under the provisions of the Key Executive Plan set forth in this Appendix A.  However, any benefits earned or vested under the Key

Appendix A

Executive Plan after 2004 shall be paid exclusively as provided in the Deferred Income Plan for Textron Executives (not including any appendix to the Deferred Income Plan for Textron Executives), and shall not be subject to any provision of Appendix A that relates to the payment or distribution of benefits.  Although the provisions of the Deferred Income Plan for Textron Executives generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the Key Executive Plan are effective as of January 1, 2005.

Section 5.01 requires a Participant to make an election by the end of 2007 if the Participant wishes to request one of the distribution options in Section 5.02.  This election provision is effective as of July 25, 2007, the date on which the Plan was adopted by the Board.

Key Executive Plan

The text that follows sets forth the provisions of the Key Executive Plan as in effect on October 3, 2004, and as modified thereafter in certain respects that do not constitute “material modifications” for purposes of IRC Section 409A.  The defined terms in Appendix A relate only to the provisions set forth in Appendix A: they do not apply to any other provisions of the Deferred Income Plan for Textron Executives, and terms defined elsewhere in the Deferred Income Plan for Textron Executives do not apply to Appendix A.  No additional benefits shall accrue or be deferred under Appendix A after December 31, 2007.

Article I—Definitions

In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01	“Beneficiary” means the person or persons entitled under this Plan to receive Plan benefits after a Participant’s death.

1.02	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.03	“Board” means the Board of Directors of Textron.

1.04
“Compensation” means base salary, annual incentive compensation, cash distributions for performance share units under a long term incentive compensation plan, and any other item designated as Compensation under this Plan by the Benefits Committee or its designee.

1.05
“Deferral Period” means for a Participant (1) any complete months remaining in the calendar year in which she becomes a Key Executive, and (2) each succeeding calendar year in which she is a Key Executive.

Appendix A

1.06	“Deferred Income” means any Compensation the receipt of which is deferred under this Plan.

“Automatic Deferred Income” means amounts in excess of 100% of a Participant’s Annual Incentive Compensation Target, as defined in Section 4.01(a) of the Annual Incentive Compensation Plan for Textron Employees, in the years following a Participant’s fifth full year of participation in this Plan, but only if the Participant has not achieved or maintained a Minimum Stock Ownership Level.

“Discretionary Deferred Income” means additional contributions made at Textron’s discretion to any account maintained for a Participant under this Plan.

“Elective Deferred Income” means amounts elected by the Participant to be deferred under this Plan.

1.07	“Determination Date” means the last day of each calendar month.

1.08
“Fund Election Agreement” means an agreement in a form prescribed by the Benefits Committee or its designee, by which a Participant elects the funds that will be used to determine earnings on Deferred Income.

1.09	“Interest” means interest computed under Article III of this Plan.

1.10
“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.11
“Participant” means a Key Executive who is participating in this Plan pursuant to Article II and, unless the context clearly indicates to the contrary, a former Participant who is entitled to benefits under this Plan.

1.12	“Participation Agreement” means an agreement in a form prescribed by the Benefits Committee or its designee, by which a Participant elects to defer the receipt of Compensation pursuant to this Plan.

1.13	“Plan” means this Deferred Income Plan for Textron Key Executives, as amended and restated from time to time.

1.14
“Stock Ownership” means Textron shares obtained through open market purchases and stock option exercises, shares in the Textron Savings Plan, stock units in the Deferred Income Plan and in the Supplemental Benefits Plan; and any other share or share equivalent approved by the Board as qualified stock ownership.

Appendix A

      “Minimum Stock Ownership Level” means a dollar value of Textron shares that equals or exceeds as of the end of the third quarter each year:

Participant	Minimum Stock Ownership Level
CEO/COO	5 times base salary
Other TLT Members	3 times base salary
Other Corporate Officers	2 times base salary
All Other Key Executives	1 times base salary

1.15	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.16	“Textron Company” means Textron or any company controlled by or under common control with Textron.

1.17
“Textron Employment” means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

1.18	“Total Disability” has the same meaning under this Plan as in the Textron Master Retirement Plan with respect to any Participant at the date his Textron Employment ends.

Article II—Participation and Deferred Income

2.01
A Participant indicates his choices under this Plan for a Deferral Period by filing a Participation Agreement and, if applicable, a Fund Election agreement with the Benefits Committee or its designee within the time specified by that committee or designee.

2.02
For any complete calendar months remaining in the calendar year in which a Participant becomes a Key Executive, she may defer up to 100% of her Compensation otherwise payable during those months. For any subsequent Deferral Period, a Participant may defer up to 25% of her base salary, and up to 100% of her Compensation other than base salary, otherwise payable during that period. (For purposes of this 25% limitation, “base salary” includes any base salary the receipt of which by the Participant is deferred under the Textron Savings Plan or this Plan.) A Participant may not defer any Compensation which she has earned at the time she files her Participation Agreement relating thereto.

2.03	The Benefits Committee may, at a Participant’s request but in its sole discretion, suspend in whole or in part a Participant’s commitment under any Participation

Appendix A

Agreement for such time as it may deem necessary upon a finding that the Participant has suffered a severe financial hardship.

2.04
If at any time a Participant shall cease to be a Key Executive, his Participation Agreements and Deferral Periods shall terminate at that time and no further Deferred Income shall be withheld from his Compensation.

2.05	No Deferred Income, Interest or dividends shall be payable to a Participant while he is employed by a Textron Company.

2.06	Textron shall withhold for taxes or other reasons as required by law.

Article III—Participant’s Accounts, Interest, and Earnings

3.01	(a)	For record-keeping purposes only, Textron shall maintain a Moody’s Account, a Stock Unit Account and an Interest Account, as is necessary, for each Participant who has Deferred Income under this Plan.

(b)    Textron may in its sole discretion from time to time make additional contributions to any account maintained for a Participant. These additional contributions, if any, may be subject to a vesting schedule set by the Benefits Committee.

(c)     The existence of these accounts shall not require any segregation of assets.

(d)     Amount deferred as Elective Deferred Income and Automatic Deferred Income shall always be 100% vested.

3.02	The Moody’s Account shall reflect a Participant’s investment in an interest-bearing account.

(a)           The Moody’s Account shall be adjusted as of each Determination Date and shall consist of (1) the balance of the Account as of the immediately preceding Determination Date, (2) amounts of Deferred Income credited to the Account in the intervening month, and (3) Interest earned since the immediately preceding Determination Date based on one-twelfth of the applicable interest rate(s) described in Sections 3.03 or 3.04 on the average daily balance of the Account (or portion thereof) during the intervening month; reduced by (4) any distributions from the account (or portion thereof) during the intervening month.

(b)           The interest rates applicable to the Moody’s Account shall be either the Moody’s Rate or the Moody’s Plus Rate.

3.03	The Moody’s Rate shall be the average for the calendar month in which the applicable Determination Date falls of the Moody’s Corporate Bond Yield Index

Appendix A

as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee.  For Participant deferrals made prior to 2002, the crediting rate shall not be less than 8% per year.

3.04	(a)
    The Moody’s Plus Rate applicable on a Determination Date to any portion of the Moody’s Account which is attributable to Deferred Income deferred before 1988 shall be the average described in Section 3.03, plus three percentage points. The crediting rate shall not be less than 11% per year for deferrals made prior to 1988.

(b)           The Moody’s Plus Rate applicable on a Determination Date to any portion of the Moody’s Account which is attributable to deferrals from 1988 through 2001 shall be the average described in Section 3.03, plus two percentage points. The crediting rate shall not be less than 10% per year for deferrals made from 1988 through 2001.

(c)           For deferrals made on or after January 1, 2002, the Rate on the Determination Date shall be the Moody’s Rate.

3.05
The Stock Unit Account shall consist of stock units, which are fictional shares of Textron Common Stock, accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any distribution on account of this portion of Deferred Income.  Notwithstanding any Plan provision to the contrary, 100% of Automatic Deferred Income shall be deferred to the Stock Unit Account.

3.06
The Stock Unit Account shall be adjusted as of each Determination Date and shall consist of the stock units (1) in the account as of the immediately preceding Determination Date, (2) credited under Section 3.07 and 3.08 during the intervening month, and (3) credited under Section 3.09 during the intervening month.

3.07	(a)
    To the extent that a Participant puts Elective Deferred Income in the Stock Unit Account, the amount initially credited to her Account shall equal 110% of such Compensation deferred on or after January 1, 2002.

(b)           The amount in excess of 100% of the Elective Deferred Income is the “Textron Company Contribution.” A Participant’s right to receive the Textron Company Contribution, as adjusted under Section 3.09, shall become nonforfeitable according to this schedule:

(1) 50% on December 31 of the calendar year in which that Elective Deferred Income otherwise would have been paid to him, but only if his Textron Employment continues on that December 31; and

Appendix A

(2) the remaining 50% on the next December 31, but only if his Textron Employment continues on that next December 31.

(c)           A Participant’s right to receive her Textron Company Contribution shall be nonforfeitable in the event her Textron employment ends because of disability or death.

(d)           A Participant’s right to receive her Textron Company Contribution shall become nonforfeitable according to the above schedule if a Participant ends employment when she is at least 55 with ten or more years of Textron service, or is at least age 60, or has completed 20 or more years of Textron service.

3.08
With respect to deferrals into this Plan of amounts from the Annual Incentive Compensation Plan for Textron Employees and the Long Term Incentive Plan for Textron Employees, Textron shall credit stock units to a Participant’s Stock Unit Account, equal to the number of shares the deferred amount could have purchased at the “Current Value” of a share of Textron Common Stock. The Current Value is defined in Section 3.07 of the Long Term Incentive Plan for Textron Employees. With respect to deferrals into this Plan of any other amounts, each month Textron shall credit stock units to a Participant’s Stock Unit Account equal in number to the number of shares of Textron Common Stock that the deferred amount could have purchased at a price per share equal to the average of the composite closing prices of Textron Common Stock, as reported in The Wall Street Journal for the month the contribution is credited.

3.09
From time to time, Textron shall credit Stock Units to a Participant’s Stock Unit Account equal in number to the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant’s Stock Unit Account as of that date, based on the average of the composite closing prices of Textron Common Stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

3.10
The number of Stock Units credited to a Participant’s account under this Article III shall be adjusted, without receipt of any consideration by Textron, on account of any recapitalization, stock split, stock dividend or similar increase or decrease affecting Textron Common Stock, as if the Stock Units were actually shares of Textron Common Stock.

3.11
The Interest Account shall be established when the benefits relating to a Participant’s Stock Unit Account become due to the Participant under Article IV. A Participant who has terminated her Textron employment may, once each calendar month, elect to transfer, in 5% increments (with a minimum transfer of 10% of the Stock Unit Account), effective the first calendar day of the month following the minimum notice of three business days, any amount in her Stock Unit Account to her Interest Account.

Appendix A

(a)           Any transfer made shall be made in cash and shall be in an amount equal to the product of (x) the Current Value of Textron Common Stock on the date as of which the stock units are converted and transferred to the Interest Account, times (y) the number of whole and fractional stock units which are nonforfeitable.

(b)           As used in the Plan, the current value of a share of Textron Common Stock on any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

(c)           Interest on amounts in the Interest Account will be credited monthly at the Moody’s rate.  Stock units transferred related to deferrals made prior to January 1, 2002, shall have a minimum rate of 8%.

Article IV—Benefits

4.01
If a Key Executive’s Textron Employment ends other than by death or for less than acceptable performance (1) at or after age 62, or (2) as a result of Total Disability, the amount credited to his Moody’s Account at the Moody’s Plus Rate, the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, and the amount in his Interest Account, shall be distributed in accordance with Article V.

4.02
If a Participant’s Textron Employment ends because of death, the benefit distributed pursuant to Article IV shall be the sum of the amount credited to her Moody’s Account (computed at the Moody’s Plus Rate), and the amount in her Stock Unit Account.

4.03
If a Key Executive’s Textron Employment ends other than as described in Section 4.01 or a Participant’s Textron Employment ends other than as described in Section 4.02, the amount credited to his Moody’s Account computed at the Moody’s Rate (unless the Chief Executive Officer and Chief Human Resources Officer of Textron in their sole discretion approve computation at the Moody’s Plus Rate), the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, and the amount in his Interest Account, shall be distributed in accordance with Article V.

4.04
In the event of a Change in Control as defined in Section 9.03, the amount credited to her Moody’s Account computed at the Moody’s Plus Rate, the amount in her Stock Unit Account and the amount in her Interest Account shall be distributed in accordance with Article V.

4.05	Benefits shall be payable to a Participant or Beneficiary under only one Section of this Article IV.

Appendix A

Article V—Payment of Benefits

5.01
The Benefits Committee or its designee shall choose in its sole discretion the methods in Section 5.02 by which benefits payable under Article IV shall be distributed, after considering any method of payment requested by the Participant or by the Beneficiaries entitled to receive the benefits.  A Participant who wishes to request a form of payment must file an election before December 31, 2007, to indicate her preferred form of payment; but all Participant elections shall be subject to the Benefits Committee’s discretion to change the elected form of payment as provided in the preceding sentence.  Textron may impose conditions on the new benefit election (including, but not limited to, a requirement that the Participant elect the same form of payment for his pre-2005 Account under this Appendix A and his post-2004 account under the Deferred Income Plan for Textron Executives).  If the current value of a Participant’s Deferred Income Plan Accounts is $100,000 or less at termination, or if the Participant fails to request a form of payment during 2007, such Participant’s accounts shall be paid in a single sum.

5.02
After benefits relating to a Participant’s Moody’s Account, his Stock Unit Account and his Interest Account become payable under Article IV, Textron, upon the written instructions of the Benefits Committee or its designee, shall distribute the benefits in accordance with any one of the following methods:

(a)           Payment in a single sum; or

(b)           Payment in a number of annual installments, each payable as soon as practicable after the end of each successive calendar year.  The number of installments shall not exceed the lesser of 15 or life expectancy of the Participant. The annual installments shall be calculated each year by dividing the unpaid amount of the benefits as of January 1 of that year by the remaining number of unpaid installments; or

(c)           Payment through a combination of the foregoing methods.

5.03	(a)
For Participants who terminate prior to January 1, 2002, Plan benefits payable under Section 5.02 shall begin to be paid not later than February 15 of the first calendar year which begins after the date on which (1) the final payment of the Participant’s Compensation is scheduled to be made, or (2) the Participant attains or would have attained age 65, whichever is later. For Participants who terminate on or after January 1, 2002, Plan benefits under Section 5.02(a) shall begin to be paid not later than February 15 following the year the Participant terminated, or sixty days after termination of employment, whichever is later.

(b)           Plan benefits are paid from a Moody’s Account in accordance with Section 5.02(a) or 5.02(b), amounts (if any) described in Section 3.04 shall be

Appendix A

paid first from Section 3.04(c), next from pre-2002 deferrals in Section 3.03, next from Section 3.04(b), and lastly from Section 3.04(a).

5.04
Notwithstanding any Plan provision to the contrary, the amount then credited to the Moody’s Account, Stock Unit Account and Interest Account of each Key Executive shall become due and payable immediately upon a Change in Control as defined in Section 9.03.

5.05	Distributions under this Article V shall be made on a pro-rata basis from each account in which there is an amount.

Article VI—Beneficiaries

6.01
A Participant may designate one or more Beneficiaries to receive Plan benefits payable on the Participant’s account after his death. A Beneficiary may designate one or more Beneficiaries to receive any unpaid Plan benefits to the extent this designation does not contravene any designation filed by the deceased Participant through whom the Beneficiary himself claims under this Plan. Beneficiaries shall be designated only upon forms made available by or satisfactory to the Benefits Committee or its designee, and filed by the Participant or Beneficiary with that committee or designee. Effective January 1, 2008, any payment to a Beneficiary shall be made in a lump sum.  If a Beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum on the first business day of January 2008.

6.02
At any time prior to his death, a Participant or Beneficiary may change his own designation of Beneficiary by filing a substitute designation of Beneficiary with the Benefits Committee or its designee.

6.03
In the absence of an effective designation of Beneficiary, or if all persons so designated shall have predeceased the Participant/Beneficiary or shall have died before the complete distribution of Plan benefits, the balance of Plan benefits shall be paid to the Participant/Beneficiary’s surviving spouse or, if none, to the Participant/Beneficiary’s issue per stirpes or, if no issue, to the executor or administrator of the Participant/Beneficiary’s estate.

6.04	If a Participant’s Compensation or a Plan benefit is community property, any designation of Beneficiary shall be valid or effective only as permitted under applicable law.

6.05
If a Plan benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Benefits Committee may require proof of incompetency, minority,

Appendix A

incapacity or guardianship as it deems appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such benefit.

Article VII—Unfunded Plan

7.01
Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

7.02
This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

Article VIII—Plan Administration

8.01
Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 8.04, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

8.02
Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

Appendix A

8.03	Textron may require proof of the death or Total Disability of any Participant, former Participant or Beneficiary and evidence of the right of any person to receive any Plan benefit.

8.04	Claims under this Plan shall be filed in writing with Textron, and shall be reviewed and resolved pursuant to the claims procedure in Section 8.05 of the Deferred Income Plan for Textron Executives.

8.05	Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

Article IX—Miscellaneous

9.01
Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

9.02	(a)
Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum.

(b)
Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of the Benefits Committee, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or

Appendix A

other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

9.03
Notwithstanding any provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

(a)           Shall reduce the amount credited to any Moody’s Account, Stock Unit Account or Interest Account immediately before the effective date of the amendment, modification, suspension or termination; or

(b)           Shall be made to Article V or this Section 9.03 following a Change in Control.

If after a Change in Control any claim is made or any litigation is brought by a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or Beneficiary for the Participant’s or Beneficiary’s reasonable attorney’s fees and disbursements incurred in any such claim or litigation and for prejudgment interest as provided in Section 8.06 of the Deferred Income Plan for Textron Executives.

For purposes of this Plan, a “Change in Control” shall occur if (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the

Appendix A

surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

9.04	This Plan shall be construed in accordance with the laws of the State of Delaware.

9.05
Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

9.06
Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

Appendix A